Griffon Corporation Announces First Quarter Results

NEW YORK, NEW YORK, February 7, 2024 – Griffon Corporation (“Griffon” or the “Company”) (NYSE:GFF) today reported results for the fiscal 2024 first quarter ended December 31, 2023.

Revenue for the first quarter totaled $643.2 million, a 1% decrease compared to $649.4 million in the prior year quarter.

Net income totaled $42.2 million, or $0.82 per share, compared to $48.7 million, or $0.88 per share, in the prior year quarter. Excluding all items that affect comparability from both periods, adjusted net income was $55.3 million, or $1.07 per share, in the current year quarter compared to $47.4 million, or $0.86 per share, in the prior year quarter. For a reconciliation of net income to adjusted net income and earnings per share to adjusted earnings per share, see the attached table.
Adjusted EBITDA for the first quarter was $116.4 million, a 7% increase from the prior year quarter of $108.6 million. Adjusted EBITDA, excluding unallocated amounts (primarily corporate overhead) of $13.9 million in the current quarter and $13.8 million in the prior year quarter, totaled $130.3 million, increasing 6% from the prior year of $122.3 million. For a reconciliation and definition of adjusted EBITDA, a non-GAAP measure, to income before taxes, see the attached table.

“Fiscal 2024 is off to a good start with the first quarter highlighted by strong free cash flow of $133 million, continued solid operating performance at Home and Building Products ("HBP"), and improved profitability at Consumer and Professional Products (“CPP”),” said Ronald J. Kramer, Chairman and Chief Executive Officer. “We are well positioned to meet our financial targets for the year.”

“Griffon's strong first quarter free cash flow enabled us to return value to our shareholders through $70 million of share repurchases while maintaining our net debt to EBITDA leverage. We will continue to use our free cash flow to drive a capital allocation strategy that will deliver long term value for our shareholders."

Segment Operating Results

Home and Building Products ("HBP")

HBP revenue in the current quarter of $395.8 million was consistent with the prior year quarter reflecting improved customer orders, and favorable pricing and mix of 4%, offset by the prior year volume benefit from elevated backlog.

HBP adjusted EBITDA in the current quarter of $124.7 million was consistent with the prior year quarter. Adjusted EBITDA reflected reduced material costs and favorable pricing and mix offset by the unfavorable impact of reduced volume, noted above, and increased labor and distribution costs.

Consumer and Professional Products ("CPP")
CPP revenue in the current quarter of $247.4 million decreased 2% compared to the prior year quarter primarily due to decreased volume driven by reduced consumer demand in North America.
For the current quarter, adjusted EBITDA was $5.5 million, compared to $(1.8) million in the prior year quarter, an increase of $7.3 million. The variance to the prior year was primarily due to decreased North American production costs, partially offset by the unfavorable impact of the reduced volume noted above.

CPP Global Sourcing Strategy Expansion

In response to market conditions, Griffon announced in May 2023 that CPP is expanding its global sourcing strategy to include long handle tools, material handling, and wood storage and organization product lines for the U.S. market.

By transitioning these product lines to an asset-light structure, CPP’s operations will be better positioned to serve customers with a more flexible and cost-effective sourcing model that leverages supplier relationships around the world. These actions will be essential to CPP achieving 15% EBITDA margins, while enhancing free cash flow through improved working capital and significantly lower capital expenditures.

The global sourcing strategy expansion is expected to be complete by the end of calendar 2024 and remains on budget. Operations have ceased at Camp Hill and Harrisburg, PA; Fairfield, IA; and four wood mills. The final facility, in Grantsville, MD, is expected to close by March 2024.

Taxes
The Company reported pretax income from operations for the quarter ended December 31, 2023 and 2022, and recognized effective tax rates of 29.9% and 28.4%, respectively. Excluding all items that affect comparability, the effective tax rates for the quarters ended December 31, 2023 and 2022 were 27.9% and 29.1%, respectively.

Balance Sheet and Capital Expenditures
At December 31, 2023, the Company had cash and equivalents of $110.5 million and total debt outstanding of $1.44 billion, resulting in net debt of $1.33 billion. Leverage, as calculated in accordance with our credit agreement, was 2.5x net debt to EBITDA compared to 2.7x at December 31, 2022, and 2.6x at September 30, 2023. Quarter ending December 31, 2023 free cash flow of $132.5 million reflects the solid operating results in the first quarter. At December 31, 2023, borrowing availability under the revolving credit facility was $465.5 million subject to certain loan covenants. Capital expenditures, net, were $13.5 million for the quarter ended December 31, 2023.

Share Repurchases

Share repurchases during the quarter ended December 31, 2023 totaled 1.6 million shares of common stock, for a total of $69.6 million, or an average of $42.61 per share. Since last April and through December 31, 2023, share repurchases totaled 5.8 million shares of common stock or 10.1% of the outstanding shares, for a total of $220.4 million or an average of $38.15 per share, As of December 31, 2023, $237.5 million remained under the Board authorized share repurchase programs.

Conference Call Information
The Company will hold a conference call today, February 7, 2024, at 8:30 AM ET.

The call can be accessed by dialing 1-877-407-0792 (U.S. participants) or 1-201-689-8263 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference or provide conference ID number 13743734. Participants are encouraged to dial-in at least 10 minutes before the scheduled start time.

A replay of the call will be available starting on Wednesday, February 7, 2024 at 11:30 AM ET by dialing 1-844-512-2921 (U.S.) or 1-412-317-6671 (International), and entering the conference ID number: 13743734. The replay will be available through Wednesday, February 21, 2024 at 11:59 PM ET.

Forward-looking Statements

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, the impact of the Hunter Fan transaction, the industries in which Griffon Corporation (the “Company” or “Griffon”) operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” "achieves", “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; Griffon’s ability to achieve expected savings and improved operational results from cost control, restructuring, integration and disposal initiatives (including, in particular, the expanded CPP outsourcing strategy announced in May 2023); the ability to identify and successfully consummate, and integrate, value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations; increases in the cost or lack of availability of raw materials such as steel, resin and wood, components or purchased finished goods, including any potential impact on costs or availability resulting from tariffs; changes in customer demand or loss of a material customer at one of Griffon’s operating companies; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events or military conflicts that could impact the worldwide economy; a downgrade in Griffon’s credit ratings; changes in international economic conditions including inflation, interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which impacts margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation, regulatory and environmental matters; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain of Griffon’s operating companies; possible terrorist threats and actions and their impact on the global economy; effects of possible IT system failures, data breaches or cyber-attacks; the impact of COVID-19, or some other future pandemic, on the U.S. and the global economy, including business disruptions, reductions in employment and an increase in business and operating facility failures, specifically among our customers and suppliers; Griffon’s ability to service and refinance its debt; and the impact of recent and future legislative and regulatory changes, including, without limitation, changes in tax laws. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation

Griffon Corporation is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Griffon conducts its operations through two reportable segments:

•Home and Building Products ("HBP") conducts its operations through Clopay. Founded in 1964, Clopay is the largest manufacturer and marketer of garage doors and rolling steel doors in North America. Residential and commercial sectional garage doors are sold through professional dealers and leading home center retail chains throughout North America under the brands Clopay, Ideal, and Holmes. Rolling steel door and grille products designed for commercial, industrial, institutional, and retail use are sold under the Cornell and Cookson brands.

•Consumer and Professional Products (“CPP”) is a leading global provider of branded consumer and professional tools; residential, industrial and commercial fans; home storage and organization products; and products that enhance indoor and outdoor lifestyles. CPP sells products globally through a portfolio of leading brands including AMES, since 1774, Hunter, since 1886, True Temper, and ClosetMaid.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffon.com.

Company Contact            Investor Relations Contact
Brian G. Harris                Michael Callahan
SVP & Chief Financial Officer        Managing Director
Griffon Corporation            ICR Inc.
(212) 957-5000                (203) 682-8311
IR@griffon.com

Griffon evaluates performance and allocates resources based on segment adjusted EBITDA and adjusted EBITDA, non-GAAP measures, which is defined as income before taxes from operations, excluding interest income and expense, depreciation and amortization, strategic review charges, non-cash impairment charges, restructuring charges, gain/loss from debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable. Segment adjusted EBITDA also excludes unallocated amounts, mainly corporate overhead. Griffon believes this information is useful to investors.

The following table provides operating highlights and a reconciliation of segment adjusted EBITDA and adjusted EBITDA to income before taxes:

(in thousands)	For the Three Months Ended December 31,
REVENUE	2023	2022

Home and Building Products	$395,791	$396,573
Consumer and Professional Products	247,362	252,811
Total revenue	$643,153	$649,384

	For the Three Months Ended December 31,
	2023	2022
ADJUSTED EBITDA

Home and Building Products	$124,719	$124,145
Consumer and Professional Products	5,539	(1,809)
Segment adjusted EBITDA	130,258	122,336
Unallocated amounts, excluding depreciation*	(13,907)	(13,776)
Adjusted EBITDA	116,351	108,560
Net interest expense	(24,875)	(24,544)
Depreciation and amortization	(14,823)	(17,113)
Restructuring charges	(12,400)	—
Gain on sale of building	547	10,852
Strategic review - retention and other	(4,658)	(8,232)
Proxy expenses	—	(1,503)
Income before taxes	$60,142	$68,020
* Primarily Corporate Overhead

	For the Three Months Ended December 31,
DEPRECIATION and AMORTIZATION	2023	2022
Segment:
Home and Building Products	$3,633	$3,846
Consumer and Professional Products	11,057	13,127
Total segment depreciation and amortization	14,690	16,973
Corporate	133	140
Total consolidated depreciation and amortization	$14,823	$17,113

Griffon believes free cash flow ("FCF", a non-GAAP measure) is a useful measure for investors because it portrays the Company's ability to generate cash from operations for purposes such as repaying debt, funding acquisitions and paying dividends.

The following table provides a reconciliation of net cash provided by (used in) operating activities to FCF:

	For the Three Months Ended December 31,
(in thousands)	2023	2022
Net cash provided by operating activities	$146,058	$75,480
Acquisition of property, plant and equipment	(14,330)	(4,726)
Proceeds from the sale of property, plant and equipment	787	11,815
FCF	$132,515	$82,569

The following tables provide a reconciliation of gross profit and selling, general and administrative expenses for items that affect comparability for the three months ended December 31, 2023 and 2022:

(in thousands)	For the Three Months Ended December 31,
	2023	2022
Gross profit, as reported	$236,641	$233,825
% of revenue	36.8%	36.0%
Adjusting items:
Restructuring charges(1)	11,646	—
Gross profit, as adjusted	$248,287	$233,825
% of revenue	38.6%	36.0%
(1) For the quarter ended December 31, 2023 restructuring charges relates to the CPP global sourcing expansion.

(in thousands)	For the Three Months Ended December 31,
	2023	2022
Selling, general and administrative expenses, as reported	$152,803	$152,720
% of revenue	23.8%	23.5%
Adjusting items:
Restructuring charges(1)	(754)	—
Proxy expenses	—	(1,503)
Strategic review - retention and other	(4,658)	(8,232)
Selling, general and administrative expenses, as adjusted	$147,391	$142,985
% of revenue	22.9%	22.0%
(1) For the quarter ended December 31, 2023 restructuring charges relates to the CPP global sourcing expansion.

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,
	2023	2022
Revenue	$643,153	$649,384
Cost of goods and services	406,512	415,559
Gross profit	236,641	233,825

Selling, general and administrative expenses	152,803	152,720

Income from operations	83,838	81,105

Other income (expense)
Interest expense	(25,299)	(24,648)
Interest income	424	104
Gain on sale of building	547	10,852
Other, net	632	607
Total other expense, net	(23,696)	(13,085)

Income before taxes	60,142	68,020
Provision for income taxes	17,965	19,318
Net income	$42,177	$48,702

Basic earnings per common share	$0.86	$0.93

Basic weighted-average shares outstanding	48,784	52,579

Diluted earnings per common share	$0.82	$0.88

Diluted weighted-average shares outstanding	51,467	55,298

Dividends paid per common share	$0.15	$0.10

Net income	$42,177	$48,702
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	10,238	11,937
Pension and other post retirement plans	532	862
Change in cash flow hedges	(295)	(580)
Total other comprehensive income, net of taxes	10,475	12,219
Comprehensive income, net	$52,652	$60,921

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited)
	December 31, 2023	September 30, 2023
CURRENT ASSETS
Cash and equivalents	$110,546	$102,889
Accounts receivable, net of allowances of $11,985 and $11,264	299,594	312,432
Inventories	478,609	507,130
Prepaid and other current assets	57,863	57,139
Assets held for sale	15,010	—
Assets of discontinued operations	984	1,001
Total Current Assets	962,606	980,591
PROPERTY, PLANT AND EQUIPMENT, net	269,129	279,218
OPERATING LEASE RIGHT-OF-USE ASSETS	176,100	169,942
GOODWILL	327,864	327,864
INTANGIBLE ASSETS, net	632,111	635,243
OTHER ASSETS	21,365	21,731
ASSETS OF DISCONTINUED OPERATIONS	4,138	4,290
Total Assets	$2,393,313	$2,418,879

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$9,274	$9,625
Accounts payable	154,018	116,646
Accrued liabilities	190,096	193,098
Current portion of operating lease liabilities	34,075	32,632
Liabilities of discontinued operations	4,216	7,148
Total Current Liabilities	391,679	359,149
LONG-TERM DEBT, net	1,430,235	1,459,904
LONG-TERM OPERATING LEASE LIABILITIES	152,343	147,224
OTHER LIABILITIES	129,547	132,708
LIABILITIES OF DISCONTINUED OPERATIONS	4,487	4,650
Total Liabilities	2,108,291	2,103,635
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	285,022	315,244
Total Liabilities and Shareholders’ Equity	$2,393,313	$2,418,879

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Three Months Ended December 31,
	2023	2022

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$42,177	$48,702
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	14,823	17,113
Stock-based compensation	6,417	6,742
Asset impairment charges - restructuring	8,482	—
Provision for losses on accounts receivable	562	482
Amortization of debt discounts and issuance costs	1,056	1,023
Gain on sale of assets and investments	(550)	(10,923)
Change in assets and liabilities:
Decrease in accounts receivable	14,491	13,689
Decrease in inventories	24,623	22,931
(Increase) decrease in prepaid and other assets	(3,631)	100
Increase (decrease) in accounts payable, accrued liabilities, income taxes payable and operating lease liabilities	36,491	(26,333)
Other changes, net	1,117	1,954
Net cash provided by operating activities	146,058	75,480

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(14,330)	(4,726)
Payments related to sale of business	—	(2,568)
Proceeds from the sale of property, plant and equipment	787	11,815

Net cash provided by (used in) investing activities	(13,543)	4,521

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(9,965)	(7,126)
Purchase of shares for treasury	(81,449)	(12,735)
Proceeds from long-term debt	31,500	29,823
Payments of long-term debt	(63,860)	(87,539)
Financing costs	(114)	(744)
Other, net	(59)	(42)
Net cash used in financing activities	(123,947)	(78,363)

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - continued
(in thousands)
(Unaudited)

	Three Months Ended December 31,
	2023	2022
CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash used in operating activities	(2,926)	(1,953)

Net cash used in discontinued operations	(2,926)	(1,953)
Effect of exchange rate changes on cash and equivalents	2,015	689
NET INCREASE IN CASH AND EQUIVALENTS	7,657	374
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	102,889	120,184
CASH AND EQUIVALENTS AT END OF PERIOD	$110,546	$120,558

Griffon evaluates performance based on adjusted net income and the related adjusted earnings per share, which excludes restructuring charges, gain/loss from debt extinguishment, acquisition related expenses, discrete and certain other tax items, as well other items that may affect comparability, as applicable, non-GAAP measures. Griffon believes this information is useful to investors. The following tables provides a reconciliation of net income to adjusted net income and earnings per common share to adjusted earnings per common share:

(in thousands, except per share data)	For the Three Months Ended December 31,
	2023	2022
Net income	$42,177	$48,702

Adjusting items:
Restructuring charges(1)	12,400	—
Gain on sale of building	(547)	(10,852)
Strategic review - retention and other	4,658	8,232
Proxy expenses	—	1,503
Tax impact of above items(2)	(4,204)	169
Discrete and certain other tax provisions (benefits), net(3)	783	(333)

Adjusted net income	$55,267	$47,421

Earnings per common share	$0.82	$0.88

Adjusting items, net of tax:
Restructuring charges(1)	0.18	—
Gain on sale of building	(0.01)	(0.15)
Strategic review - retention and other	0.07	0.11
Proxy expenses	—	0.02
Discrete and certain other tax provisions (benefits), net(3)	0.02	(0.01)

Adjusted earnings per common share	$1.07	$0.86

Diluted weighted-average shares outstanding (in thousands)	51,467	55,298
Note: Due to rounding, the sum of earnings per common share and adjusting items, net of tax, may not equal adjusted earnings per common share.

(1) For the quarter ended December 31, 2023, restructuring charges relate to the CPP global sourcing expansion, of which $11,646 is included in Cost of goods and services and $754 is included in SG&A.

(2) The tax impact for the above reconciling adjustments from GAAP to non-GAAP net income and EPS is determined by comparing the Company's tax provision, including the reconciling adjustments, to the tax provision excluding such adjustments.

(3) Discrete and certain other tax provisions (benefits) primarily relate to the impact of a rate differential between statutory and annual effective tax rate on items impacting the quarter.